Exhibit 21.1

Subsidiaries of Krispy Kreme, Inc.
As of December 31, 2023

Name of Subsidiary		Jurisdiction of Formation
1.	1456212 Ontario Inc.	Canada
2.	Awesome Doughnut, LLC	Delaware
3.	Cotton Parent, Inc.	Delaware
4.	Glaze International Holding Ltd.	England & Wales
5.	HDN Development Corporation	Kentucky
6.	HDN Motor Coach, LLC	North Carolina
7.	Insomnia Cookies Canada, LLC	Delaware
8.	Insomnia Cookies Canada, ULC	British Columbia
9.	Insomnia Cookies Holdings, LLC	Delaware
10.	Insomnia Cookies, LLC	Delaware
11.	Insomnia Cookies Operators, LLC	Delaware
12.	Insomnia Cookies UK Ltd	England & Wales
13.	KK Canada AcquisitionCo Inc.	Canada
14.	KK Canada HoldCo ULC	British Columbia
15.	KK Canada Holdings, LLC	Delaware
16.	KremeWorks Canada, L.P.	Delaware
17.	KremeWorks, LLC	Illinois
18.	Krispy K Canada Inc.	Canada
19.	Krispy Kreme Asia Pacific Ltd.	Hong Kong
20.	Krispy Kreme Australia PTY Ltd.	Australia
21.	Krispy Kreme Canada, Inc.	North Carolina
22.	Krispy Kreme Doughnut Corporation	North Carolina
23.	Krispy Kreme Doughnuts DMCC	United Arab Emirates
24.	Krispy Kreme Doughnuts, Inc.	North Carolina
25.	Krispy Kreme Doughnuts France SAS	Republic of France
26.	Krispy Kreme Holding UK Ltd.	England & Wales
27.	Krispy Kreme Holdings PTY Ltd.	Australia
28.	Krispy Kreme Ireland Limited	Republic of Ireland
29.	Krispy Kreme Japan Co., Ltd.	Japan
30.	Krispy Kreme Mexico Holding, S.A. P.I. de C.V.	Mexico
31.	Krispy Kreme Mexico S. de R.L. de C.V.	Mexico
32.	Krispy Kreme New Zealand Limited	New Zealand
33.	Krispy Kreme Servicios Administrativos, S.A. de C.V.	Mexico
34.	Krispy Kreme Texas, LLC	Delaware
35.	Krispy Kreme UK Limited	England & Wales
36.	Serve U Brands Inc.	New York
37.	Sonoflou, LLC	Delaware
38.	W.K.S. Krispy Kreme, LLC	Delaware